UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2011

COMMUNITY CENTRAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	000-33373	38-3291744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Main Street, Mt. Clemens, MI	48046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (586) 783-4500

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.03 Bankruptcy or Receivership.

On Friday, April 29, 2011, Community Central Bank, the wholly-owned subsidiary and principal asset of Community Central Bank Corporation (the “Corporation”), was closed by the Michigan Office of Financial and Insurance Regulation (“OFIR”), which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of the Bank.

In connection with the closure of Community Central Bank, the FDIC issued a press release, dated April 29, 2011, announcing the following:

•
The FDIC entered into a purchase and assumption agreement with Talmer Bank & Trust, Troy Michigan (“Talmer Bank”), formerly known as First Michigan Bank, to assume all of the deposits of Community Central Bank.

•
Community Central Bank’s 4 branch offices will reopen on Saturday, April 30, 2011, as branches of Talmer Bank.  Depositors of Community Central Bank will automatically become depositors of Talmer Bank and deposits will continue to be insured by the FDIC, up to the applicable limits established by law.

•
In addition to assuming Community Central Bank’s deposits, Talmer Bank agreed to purchase essentially all of Community Central Bank’s $476.3 million in total assets.  The FDIC and Talmer Bank entered into a loss-share transaction on $362.4 million of Community Central Bank’s assets.

•
Customers who have questions about the foregoing matters, or who would like more information about the closure of Community Central Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/communitycentral.html, or call the FDIC toll-free at 1-800-894-6992.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The appointment of a receiver for Community Central Bank on April 29, 2011, as reported in Item 1.03 above, has resulted in an event of default under the terms of the Corporation’s outstanding junior subordinated debt securities and related trust preferred securities of Community Central Capital Trust II (unconsolidated subsidiary of the Corporation).  Upon occurrence of this event of default, the entire outstanding balance and all accrued but unpaid interest relating to the trust preferred securities of Community Central Capital Trust II became immediately due and payable. As of April 29, 2011, the outstanding balance of trust preferred securities of Community Central Capital Trust II was $18.0 million, plus accrued but unpaid distributions of approximately $1.4 million as of that date.

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2011, immediately following the closure of Community Central Bank, its entire board of directors was dismissed and the employment of executive officers Ray T. Colonius, Interim President and Chief Financial Officer, Sam A. Locricchio, Executive Vice President and Sr. Loan Officer and Robert Critchfield, Executive Vice President and Chief Credit Officer with the Bank was terminated.

Item 8.01 Other Events.

As of April 29, 2011, the Corporation’s primary assets, excluding its investment in Community Central Bank and its investment in Community Central Capital Trust II, which investments are expected to be written off completely, consisted primarily of cash [and cash equivalents] of approximately $55,000.  Liabilities were comprised primarily of junior subordinated debt of $18.0 million and accrued and unpaid interest of approximately $1.4 million. The only source of income for the Corporation was the Bank.  Accordingly, the Corporation is insolvent and without the personnel or resources to conduct its affairs.  As a result, the Corporation does not expect to conduct any future business or to be able to comply with its ongoing corporate and disclosure obligations.

Forward-Looking Statements - This report includes forward-looking statements and Community Central Bank Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Corporation’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in the Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  The Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2011	COMMUNITY CENTRAL BANK CORPORATION (Registrant) By: /s/ Ray T. Colonius Ray T. Colonius Interim Chief Executive Officer Chief Financial Officer